Exhibit 99.42

FORM 62-103F1

REQUIRED DISCLOSURE UNDER THE EARLY WARNING REQUIREMENTS

Item 1 – Security and Reporting Issuer

1.1 State the designation of securities to which this report relates and the name and address of the head office of the issuer of the securities.

Common shares

Village Farms International, Inc.

4700 – 80th Street

Delta, British Columbia

V4K 3N3

1.2 State the name of the market in which the transaction or other occurrence that triggered the requirement to file this report took place.

The transactions took place through exchange facilities on December 4, 2017 and on December 21, 2017.

Item 2 – Identity of the Acquiror

2.1 State the name and address of the acquiror.

Mastronardi Holdings Limited (“MHL”)

2100 Road 4 East

Kingsville, Ontario

N9Y 2E5

2.2 State the date of the transaction or other occurrence that triggered the requirement to file this report and briefly describe the transaction or other occurrence.

Dispositions of common shares took place on December 4, 2017 and December 21, 2017. The December 4, 2017 disposition occurred in multiple trades through exchange facilities at an average price of Cdn.$5.6781 per common share for an aggregate sale price of Cdn.$1,195,807.86. The December 21, 2017 disposition occurred through exchange facilities at a price of Cdn.$5.35 per common share for an aggregate sale price of Cdn.$12,171,250.00.

2.3 State the names of any joint actors.

Not applicable.

Item 3 – Interest in Securities of the Reporting Issuer

3.1 State the designation and number or principal amount of securities acquired or disposed of that triggered the requirement to file the report and the change in the acquiror’s securityholding percentage in the class of securities.

Dispositions of 210,600 common shares on December 4, 2017 and 2,275,000 common shares on December 21, 2017, representing an aggregate of 5.91% of the issued and outstanding common shares.

3.2 State whether the acquiror acquired or disposed ownership of, or acquired or ceased to have control over, the securities that triggered the requirement to file the report.

MHL disposed of ownership of the common shares.

3.3 If the transaction involved a securities lending arrangement, state that fact.

Not applicable.

3.4 State the designation and number or principal amount of securities and the acquiror’s securityholding percentage in the class of securities, immediately before and after the transaction or other occurrence that triggered the requirement to file this report.

Immediately before the dispositions, MHL owned 7,733,000 common shares representing 18.40% of the issued and outstanding common shares. Immediately after the dispositions, MHL owned 5,247,400 common shares representing 12.48% of the issued and outstanding common shares.

3.5 State the designation and number or principal amount of securities and the acquiror’s securityholding percentage in the class of securities referred to in Item 3.4 over which

(a) the acquiror, either alone or together with any joint actors, has ownership and control,

Ownership of 5,247,400 common shares, representing 12.48% of the issued and outstanding common shares.

(b) the acquiror, either alone or together with any joint actors, has ownership but control is held by persons or companies other than the acquiror or any joint actor, and

Nil.

(c) the acquiror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership.

Nil.

3.6 If the acquiror or any of its joint actors has an interest in, or right or obligation associated with, a related financial instrument involving a security of the class of securities in respect of which disclosure is required under this item, describe the material terms of the related financial instrument and its impact on the acquiror’s securityholdings.

Not applicable.

3.7 If the acquiror or any of its joint actors is a party to a securities lending arrangement involving a security of the class of securities in respect of which disclosure is required under this item, describe the material terms of the arrangement including the duration of the arrangement, the number or principal amount of securities involved and any right to recall the securities or identical securities that have been transferred or lent under the arrangement.

Not applicable.

State if the securities lending arrangement is subject to the exception provided in section 5.7 of NI 62-104.

Not applicable.

3.8 If the acquiror or any of its joint actors is a party to an agreement, arrangement or understanding that has the effect of altering, directly or indirectly, the acquiror’s economic exposure to the security of the class of securities to which this report relates, describe the material terms of the agreement, arrangement or understanding.

Not applicable.

Item 4 – Consideration Paid

4.1 State the value, in Canadian dollars, of any consideration paid or received per security and in total.

The December 4, 2017 disposition occurred in multiple trades through exchange facilities at an average price of Cdn.$5.6781 per common share for an aggregate sale price of Cdn.$1,195,807.86. The December 21, 2017 disposition occurred through exchange facilities at a price of Cdn.$5.35 per common share for an aggregate sale price of Cdn.$12,171,250.00.

4.2 In the case of a transaction or other occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, disclose the nature and value, in Canadian dollars, of the consideration paid or received by the acquiror.

Not applicable.

4.3 If the securities were acquired or disposed of other than by purchase or sale, describe the method of acquisition or disposition.

Not applicable.

Item 5 – Purpose of the Transaction

State the purpose or purposes of the acquiror and any joint actors for the acquisition or disposition of securities of the reporting issuer. Describe any plans or future intentions which the acquiror and any joint actors may have which relate to or would result in any of the following:

(a) the acquisition of additional securities of the reporting issuer, or the disposition of securities of the reporting issuer;

(b) a corporate transaction, such as a merger, reorganization or liquidation, involving the reporting issuer or any of its subsidiaries;

(c) a sale or transfer of a material amount of the assets of the reporting issuer or any of its subsidiaries;

(d) a change in the board of directors or management of the reporting issuer, including any plans or intentions to change the number or term of directors or to fill any existing vacancy on the board;

(e) a material change in the present capitalization or dividend policy of the reporting issuer;

(f) a material change in the reporting issuer’s business or corporate structure;

(g) a change in the reporting issuer’s charter, bylaws or similar instruments or another action which might impede the acquisition of control of the reporting issuer by any person or company;

(h) a class of securities of the reporting issuer being delisted from, or ceasing to be authorized to be quoted on, a marketplace;

(i) the issuer ceasing to be a reporting issuer in any jurisdiction of Canada;

(j) a solicitation of proxies from securityholders;

(k) an action similar to any of those enumerated above.

MHL disposed of the common shares for investment purposes and may, depending on market and other conditions, increase or decrease its beneficial ownership, control or direction over common shares through market transactions, private agreements or otherwise.

Item 6 – Agreements, Arrangements, Commitments or Understandings With Respect to Securities of the Reporting Issuer

Describe the material terms of any agreements, arrangements, commitments or understandings between the acquiror and a joint actor and among those persons and any person with respect to securities of the class of securities to which this report relates, including but not limited to the transfer or the voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, guarantees of profits, division of profits or loss, or the giving or withholding of proxies. Include such information for any of the securities that are pledged or otherwise subject to a contingency, the occurrence of which would give another person voting power or investment power over such securities, except that disclosure of standard default and similar provisions contained in loan agreements need not be included.

In connection with the December 21, 2017 disposition, MHL has agreed to a 60 day lockup period during which MHL and those associated with it will not trade, dispose or deal with any common shares of Village Farms International, Inc. unless the prior written consent of the buyer is obtained by MHL or MHL tenders common shares to an unsolicited take-over bid.

Item 7 – Change in Material Fact

If applicable, describe any change in a material fact set out in a previous report filed by the acquiror under the early warning requirements or Part 4 in respect of the reporting issuer’s securities.

Not applicable.

Item 8 – Exemption

If the acquiror relies on an exemption from requirements in securities legislation applicable to formal bids for the transaction, state the exemption being relied on and describe the facts supporting that reliance.

Not applicable.

Item 9 – Certification

Certificate

I, as the acquiror, certify, or I, as the agent filing the report on behalf of an acquiror, certify to the best of my knowledge, information and belief, that the statements made in this report are true and complete in every respect.

Date: December 21, 2017

MASTRONARDI HOLDINGS LIMITED

By:	“Steve Attridge”
Name: Steve Attridge
Title: Chief Financial Officer

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